Exhibit 7.04

Execution Version

GUARANTEE

THIS GUARANTEE (this “Guarantee”) is entered into on November 25, 2013

BY AND AMONG:

THE BARING ASIA PRIVATE EQUITY FUND V, L.P., a limited partnership organized and existing under the laws of the Cayman Islands with its registered address at Maples Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Guarantor”); and

The parties listed at Annex A (the “Guaranteed Parties” and each a “Guaranteed Party”).

RECITALS:

(A) On the date hereof, the Guaranteed Parties and Baring Private Equity Asia V Holding (12) Limited (“Baring”), a special purpose British Virgin Islands company formed for the purpose of the Transaction (as defined later) and wholly-owned by the Guarantor, entered into a consortium agreement (the “Consortium Agreement”) pursuant to which the Guaranteed Parties and Baring proposed to undertake an acquisition transaction with respect to Giant Interactive Group Inc., a company incorporated under the laws of the Cayman Islands and listed on the New York Stock Exchange (the “Transaction”).

(B) To induce the Guaranteed Parties to enter into the Consortium Agreement with Baring, the Guarantor has agreed to enter into this Guarantee in favor of the Guaranteed Parties upon and subject to the terms and conditions set out herein.

THIS GUARANTEE WITNESSES as follows:

1.	DEFINED TERMS AND CONSTRUCTION

1.1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Consortium Agreement.

1.2 Each of the Guaranteed Parties and the Guarantor is referred to herein as a “Party”, and collectively, the “Parties”.

2.	GUARANTEE

2.1 The Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties the due and punctual performance, satisfaction and observance by Baring of Baring’s obligations, commitments, undertakings and warranties under or pursuant to the Consortium Agreement (the “Guaranteed Obligations”) to the extent of any limit on the liability of Baring in the Consortium Agreement.

1

2.2 Subject to the terms and conditions of this Guarantee, if and whenever Baring defaults for any reason whatsoever in the performance, payment or satisfaction of any of the Guaranteed Obligations, the Guarantor shall forthwith upon written demand by any of the Guranteed Parties unconditionally perform (or procure the performance of), pay (or procure the payment of) and/or satisfy (or procure the satisfaction of), without any deduction, offset, defense, claim or counterclaim of any kind (except as expressly provided in this Guarantee), the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by the Consortium Agreement and so that the Guaranteed Parties shall receive the same benefits as though the Guaranteed Obligations had been duly and timely performed, paid and/or satisfied by Baring. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Parties may, in their sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Guaranteed Obligations, regardless of whether any action is brought against Baring, or whether Baring is joined in any action or actions. The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Parties in connection with the enforcement of its rights hereunder.

2.3 The Guarantor agrees that the Guaranteed Parties may, in their sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Baring for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Parties and Baring without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against Baring or any other Person interested in the transactions contemplated by the Consortium Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Consortium Agreement or any other agreement evidencing, securing or otherwise executed by Baring and the Guaranteed Parties in connection with any of the Guaranteed Obligations, in each case, in accordance with the term thereof; (c) the addition, substitution, any legal or equitable discharge or release (subject to Sections 2.4 and 2.8 hereof) of the Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Consortium Agreement; (d) any change in the corporate existence, structure or ownership of Baring or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Consortium Agreement; (e) the existence of any claim, set-off, judgment or other right which the Guarantor may have at any time against Baring or the Guaranteed Parties or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise (other than those defenses permitted pursuant to the last sentence of this Section 2.3); (f) the adequacy of any other means the Guaranteed Parties may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Baring or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Consortium Agreement (other than the Guarantor); or (h) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of satisfaction in full of the Guaranteed Obligations in accordance with their terms or the terms hereof). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Baring pursuant to the Consortium Agreement or notices expressly provided pursuant to this Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Baring or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Consortium Agreement, and all suretyship defenses generally (other than defenses to the payment or satisfaction of the Guaranteed Obligations (x) that are available to Baring under the Consortium Agreement or hereunder, or (y) in respect of a breach by the Guaranteed Parties of this Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of the Guarantor’s obligations hereunder).

2

2.4 For the avoidance of doubt, nothing in this Guarantee shall restrict, impair or modify the right of Baring to assert any claims or defenses under the Consortium Agreement or any other agreement evidencing, securing or otherwise executed by Baring and the Guaranteed Parties in connection with any of the Guaranteed Obligations.

2.5 The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Consortium Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to (a) the effects of insolvency, bankruptcy, fraudulent conveyance, reorganization, moratorium or other similar proceedings except as otherwise expressively provided herein and (b) general equitable principles (whether considered in a proceeding in equity or at law) except as otherwise expressively provided herein.

2.6 The Guarantor acknowledges that each Guaranteed Party entered into the Consortium Agreement in reliance on this Guarantee.

2.7 The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Parties shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Parties have adequate remedies at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

3

2.8 The Guaranteed Parties hereby agree that except as otherwise expressively provided herein, to the extent Baring is relieved of all or any portion of its obligations under the Consortium Agreement, the Guarantor shall be similarly relieved of its corresponding obligations under this Guarantee.

3.	NATURE OF GUARANTEE.

The Guaranteed Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Baring becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Consortium Agreement that may be agreed to by Baring. In the event that any payment to the Guaranteed Parties in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. This Guarantee is an unconditional guarantee of payment and is not of collectability.

4.	REPRESENTATIONS AND WARRANTIES

4.1 The Guarantor represents and warrants to the Guaranteed Parties as follows:

4.1.1 Status

It is a limited partnership duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Guarantee and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

4.1.2 Due Authorization

It has full power and authority to execute and deliver this Guarantee and the execution, delivery and performance of this Guarantee by the Guarantor has been duly authorized by all necessary action on behalf of the Guarantor.

4

4.1.3 Legal, Valid and Binding Obligation

This Guarantee has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with the terms hereof, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.1.4 No Contravention

The execution, delivery and performance of this Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets, including without limitation, the partnership agreement, operating agreement or similar organizational documents of the Guarantor.

4.1.5 Consents

All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee.

4.1.6 Financial Capacity

The Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Guarantee or the performance of its obligations hereunder and has the financial capacity to pay and perform the Guaranteed Obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill the Guaranteed Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect.

5.	NOTICE

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by facsimile, overnight courier or electronic mail, to the address, facsimile number or electronic mail address provided under the other Party’s signature page to this Guarantee, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

6.	NO ASSIGNMENT

No Party hereto may assign his, her or its rights, interests or obligations hereunder to any other person (whether by operation of law or otherwise) without the prior written consent of each other Party hereto. Any purported assignment in violation of this Guarantee will be null and void.

5

7.	NO AMENDMENT

Neither this Guarantee nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties.

8.	NO WAIVER; CUMULATIVE RIGHTS

No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Consortium Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed it by law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Parties shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Parties’ rights against Baring or any other Person now or hereafter liable for any Guaranteed Obligations or otherwise interested in the transactions contemplated by the Consortium Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Parties to pursue rights or remedies against Baring shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Parties.

9.	CONTINUING GUARANTEE

This Guarantee shall terminate (other than Sections 5 to 12 which shall survive the termination of this Guarantee) and be of no further force or effect, upon the earlier of (i) the performance, payment and satisfaction in full of all of the Guaranteed Obligations, and (ii) the date that is ninety (90) days following the date of the termination of the Consortium Agreement in accordance with its terms with respect to Baring, if the Guaranteed Parties have not presented a bona fide written claim for satisfaction or payment of any Guaranteed Obligations to the Guarantor by such date; provided that if the Guaranteed Parties have presented such a bona fide claim to the Guarantor by such date, this Guarantee shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the Parties hereto or pursuant to Section 12 hereto.

10.	ENTIRE AGREEMENT

This Guarantee constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

11.	GOVERNING LAW

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

6

12.	DISPUTE RESOLUTION

Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 12. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The Tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

13.	COUNTERPARTS

This Guarantee may be executed in counterparts and all counterparts taken together shall constitute one document.

[Signature page follows.]

7

IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be duly executed as of the day and year first above written.

GUARANTOR:

The Baring Asia Private Equity Fund V, L.P.

By: Baring Private Equity Asia GP V, L.P.
       acting as its general partner

By: Baring Private Equity Asia GP V Limited
       acting as its general partner

By: /s/ Christian Wang

Name: CHRISTIAN WANG

Position: DIRECTOR

Notice details for the Guarantor:

c/o Orangefield Management Services (Singapore) Pte. Ltd.

#29-02 One Raffles Place

1 Raffles Place

Singapore 048616

Attention:        Agnes Chen

Facsimile No.: +65 6593 3711

with a copy to each of (which alone shall not constitute notice):

Baring Private Equity Asia Limited

Suite 3801
Two International Finance Centre
8 Finance Street
Central, Hong Kong
Attention:         Patrick Cordes
Facsimile No.: +852 2843 9372

Weil, Gotshal & Manges LLP

 29/F Alexandra House

 18 Chater Road, Central

 Hong Kong

 Attention:        Akiko Mikumo

 Facsimile No.: +852 3015 9354

8

GUARANTEED PARTIES:

Mr. Yuzhu Shi

/s/ Yuzhu Shi

UNION SKY HOLDING GROUP LIMITED

By: /s/ Yuzhu Shi

Name:

Title:

VOGEL HOLDING GROUP LIMITED

By: /s/ Yuzhu Shi

Name:

Title:

Notice details for the Guaranteed Parties:

Address: 11/F, No. 3 Building, 700 Yishan Road

                  Shanghai, 200233

                  People’s Republic of China

Attention: Mr. Yuzhu Shi
Facsimile No.: +86 21 3397 9948

with a copy to (which alone shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

Unit 1001, 10/F Henley Building

5 Queen’s Road Central, Hong Kong

Attention:       Weiheng Chen

Facsimile No.: +852 3972 4999

9

ANNEX A

GUARANTEED PARTIES

Mr. Yuzhu Shi

Union Sky Holding Group Limited

Vogel Holding Group Limited

10